Exhibit 99.2

Frequently Asked Questions Regarding the Termination of the Amended and Restated Marketing and Promotions Agreement with Bass Pro, Inc. and Affiliates (the “Marketing Agreement”)

What transpired regarding the Marketing Agreement?

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After ongoing discussion with Bass Pro, Inc. (“Bass Pro”) last week, Bluegreen Vacations Corporation (“Bluegreen”) unexpectedly received a notice that Bass Pro was terminating the parties’ Marketing Agreement based on alleged breaches by Bluegreen effective as of the close of business on May 24, 2019.  Bluegreen complied with Bass Pro’s notice.

•	Bluegreen has been given access until June 7, 2019 to remove personal and business materials from Bass Pro’s locations.
•	Bluegreen was both surprised and disappointed by Bass Pro’s decision.

What will Bluegreen’s next steps be relative to Bass Pro?

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Bass Pro has filed an action in federal court related to the outstanding issues between the parties. Bluegreen, which has not yet been served with the lawsuit, believes that even if Bass Pro’s claims were established - which Bluegreen believes to be unlikely - the amount of Bluegreen’s exposure relating to the monetary issues raised by Bass Pro pursuant to the agreement would be less than $20 million.

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Bluegreen intends to pursue all legal and equitable remedies available to it, including the filing of a counterclaim in the pending litigation, for wrongful termination by Bass Pro of the parties’ Marketing Agreement.

What is the Magnitude of the Impact to Bluegreen relative to the Termination of the Marketing Agreement?

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Bluegreen’s vacation ownership interest (“VOI”) sales to new customers from leads generated in Bass Pro stores constituted 14% of Bluegreen’s total system-wide VOI sales, 29% of Bluegreen’s system-wide VOI sales to new customers and 9% of Bluegreen’s total revenues for the year ended December 31, 2018.

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Bluegreen is assessing the impacts in the near and long term – remember that Bass Pro is a pipeline program and the packages that have already been sold will come to Bluegreen sales centers at expected show rates over the next 6 to 18 months.

•	Bluegreen does not believe that this action by Bass Pro would constitute a material adverse change under any of its debt facilities.

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Bluegreen and Bass Pro are continuing with Bluegreen/Big Cedar Vacations, LLC (the “Joint Venture”) in the normal course of business, but Bluegreen is reviewing the long-term implications of Bass Pro’s actions.

How will Bluegreen Mitigate the Impact of the Termination of the Marketing Agreement on its Sales?

•	Bluegreen is assessing its marketing opportunities in the same markets as Bass Pro locations, including our successful Outlet Mall program.
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Plan would be to redeploy Bass Pro resources to these other marketing opportunities as needed.  Currently, Bluegreen has placed our valued associates that were involved in the Bass Pro marketing relationship on paid leave until further notice.

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Bluegreen also continues to seek new marketing opportunities through our dedicated Business Development team and have new opportunities we are currently assessing.  Al Montalvo, Vice President of Business Development, was hired in 2018 with over 10 years of experience managing corporate and business development for various Fortune 500 companies.